Exhibit 99.2
July 12, 2006
HAND DELIVERY
Ms. Carmen Hooker Odom
Secretary
N.C. Department of Health and Human Services
2001 Mail Service Center
Adams Building
101 Blair Drive
Raleigh, NC 27699-2001
Dear Secretary Hooker Odom:
     This letter is in response to your letter of June 6, 2006 from the North Carolina Department of Health and Human Services (the “Department”) to ACS State Healthcare, LLC (“ACS”) stating the Department’s Notice of Intent to Terminate the NCMMIS+ Agreement between the Department and ACS. The Department’s stated reasons for its Notice of Intent to Terminate, that ACS has materially breached the Agreement, has no validity and is directly contrary to recent actions of your office described in more detail below. The Department’s mismanagement at all levels is the primary cause of program delays and increased costs.
     Termination of the NCMMIS+ Agreement cannot be justified and, by the Department’s assessment as contained in a letter to the Centers for Medicare and Medicaid Services (“CMS”), would cost well over $100 million. The project is presently 60% complete. ACS has been and remains committed to continuing to build the new MMIS system for North Carolina which will save North Carolina many millions of dollars, including nearly $2 million a month in operating costs from the amount the State is wasting in order to pay EDS to operate the current system.
     There are several actions that the Department has taken recently that are inconsistent with the position stated in your letter of June 6th that ACS has materially breached the NCMMIS+ Agreement. Some of these actions include:
     (1) As recently as May 18 of this year ACS responded to your request for a presentation of a proposal for the takeover of operations of the legacy MMIS system pending completion of the new system. As ACS discussed with you on several occasions, you recognized the benefits of having the same vendor operate the current system and build the new system. You expressed a desire to consider an ACS takeover, thereby greatly reducing the dependency on EDS to affect the

Ms. Carmen Hooker Odom
July 12, 2006

smooth transition to the new system. Your request that ACS submit a proposal for takeover of existing operations, less than a month before your June 6th letter, directly contradicts statements in your June 6th letter concerning ACS’ performance.
     (2) The Department’s Notice of Intent to Terminate the NCMMIS+ Agreement is a complete reversal of the position that you communicated to ACS three business days earlier. You indicated to ACS in recent meetings and as late as a meeting held with ACS on June 1, 2006, that it is in the best interests of North Carolina, ACS, and the Department to work together to continue the contract and deliver a much needed new MMIS system. The ACS team departed the meeting on June 1st with the direction from you to work with the Department to develop a jointly acceptable message to deliver to the Legislature and CMS describing an agreement that would include a partial payment to ACS for the additional costs incurred by ACS and the restructuring of the Department’s management.
     The Notice of Intent to Terminate, if implemented, will result in a costly lawsuit, ultimately the loss of many millions of dollars to the State, a substantial delay in the completion of a new MMIS, and damage to the reputations of Department personnel at all levels. In contrast, the additional cost to the State of continuing the contract under the terms discussed on June 1st would have been only $1.8 million (the State pays only 10% of the additional cost of $18 million) and would result in implementation of a new, much needed system for North Carolina at a much earlier date saving the State nearly $2 million per month in operating costs. The Department’s termination of ACS’ contract is fiscally irresponsible and in plain terms makes no sense.
     The Department’s communication alleging that ACS is in material breach of the contract is a belated attempt to make it appear that the Department has performed the contract in compliance with its terms. That is not the case. The many ways in which the Department has failed to meet its contract obligations have been presented to you on numerous occasions over the past year and a half, including in the Equitable Adjustment Claim (“EA Claim”) presented earlier this year. On May 25, 2006 you received a communication from George Bakolia, North Carolina’s Chief Information Officer, mandating that the Department change its management structure and provide new project management or the contract would no longer be funded. Since January 2005, ACS has been discussing with you the Department’s need to change its management structure. It appears that your recent action giving Notice of Intent to Terminate the Contract with ACS is an effort to bypass the directive that the Department received from Mr. Bakolia.
     Since the beginning of the contract, the Department has acted as though it has no contract obligations and that it can impose requirements upon ACS that are both unreasonable and unsupported by the contract. To the contrary, the Department has numerous contract obligations

Ms. Carmen Hooker Odom
July 12, 2006

which it has materially breached. ACS’ EA Claim addresses in great detail the numerous ways in which the Department has not complied with the parties’ contract which has been costly for ACS and prevented the parties from meeting the agreed upon schedule. These include:
•	Time periods when the Department halted planned project activities

•	Failure to provide required, qualified staffing timely to support the project

•	The Department’s failure to provide necessary documentation and other information to ACS

•	The Department’s failure to abide by the agreed upon deliverable review process

•	The actions and attitude of the Department that it has no obligation to comply with the parties agreed upon schedule

•	Additional resources that ACS was forced to add because of the Department’s failure to meet its contract responsibilities

•	Work performed by ACS beyond the scope of the contract for which it has never been compensated
     ACS’ deliverables have been consistent with the contract specifications. However, rather than focusing on compliance with the deliverable specifications provided in the RFP as required, the Department’s comments frequently were not germane to the contractually established purpose of each deliverable and focused on cosmetic changes, changes to previously agreed upon content, and unnecessary wordsmithing. The Department, with its 90 plus member contract management team (5-6 times the number typically engaged on projects of this nature), has failed to follow the deliverable review process in the RFP and mandated laborious and time consuming processes and procedures that have unnecessarily extended the project schedule. As a result, it has taken an average of 108 days to review deliverables, rather than an average of 28 days if the Department had followed the contract provisions.
     The Department’s MMIS Project Director has stated on numerous occasions that adherence to the project schedule was not a priority. It is another indication of the extreme bad faith that characterizes your letter of June 6th that you cite the provision of the RFP that “time is of the essence”. The Department has ignored this provision since the beginning of the contract. ACS agrees that time is of the essence and is committed to moving forward as quickly as possible. We encourage you to take the necessary actions that we have discussed to restructure the Department’s management team and modify unnecessary processes and procedures to facilitate timely completion.

Ms. Carmen Hooker Odom
July 12, 2006

     Regarding staffing, ACS has added significantly more staff than originally anticipated because of demands made by the Department upon ACS that were outside the requirements of the Contract. The Corrective Action Plan that you referred to in connection with staffing has never been agreed upon. There also is not an approved Detailed Work Plan and, the Detailed System Design has not been approved. Despite the Department’s unwillingness to comply with its contractual obligations for the review and approval of these documents, ACS has, at its own risk, proceeded with the next stages of development and has currently completed over 30% of the construction of the new system. Staffing and the level of staffing is directly dependent upon having an approved Detailed System Design which has taken many more months to complete than anticipated because of the Department’s continuing requests for new changes.
     The facts also do not support any theory of anticipatory repudiation of the contract by ACS. Notwithstanding the Department’s continuing material breach of contract, ACS has consistently indicated a willingness and a desire to complete this project. In the communications you mention in the notice of intent to terminate, you fail to mention that ACS asked you and Dan Stewart whether limited project activities could be postponed due to discussions that would make changes impacting these activities. You never indicated that this was a problem. The fact that you are now citing these actions as grounds for termination is not only baseless, but shows a further absence of good faith. At the time of the communications you reference, the Department was considering a Contract amendment for a MITA-aligned NCLeads System in which you indicated an interest. If accepted, this change in the project would have made these limited project activities useless.
     The project is presently 60% complete. In spite of the Department’s actions that continue to delay completion of project activities, ACS is continuing with the activities necessary to complete the project in compliance with the terms and conditions of the contract. The final response to comments on the DSD was delivered to the State last Friday, July 7th. A letter to Sharon Smith addressing the specific deliverables mentioned in her recent letter is being delivered today. ACS continues to proceed with system construction and test planning activities which we have been performing at risk of modification due to the lack of an approved design. As noted, system construction activities are currently more than 30% complete.
     Due to the continued actions on the part of the State that have delayed approval of the DSD, the project work plan must be revised and a new baseline established. With the State’s approval of the DSD, ACS will initiate this process including an update of the staffing plan and project schedule and will immediately proceed to fill all required ACS staff positions. This effort should begin immediately with the full cooperation and active participation of necessary State staff. Assuming timely approval of the updated detailed project work plan by the Department, concentrating on critical-path activities, adding resources, implementing needed revisions to existing project processes, and taking prudent steps to streamline project activities, ACS anticipates being able to minimize the schedule impact.

Ms. Carmen Hooker Odom
July 12, 2006

     ACS looks forward to receiving final approval of the DSD and working with the State to focus on the remaining activities necessary to complete the new MMIS system which will save North Carolina many millions of dollars and provide much needed, cost effective information technology services to the State.
Sincerely,
/s/ Tom Burlin
Tom Burlin
Executive Vice President and
Group President, Government Solutions
ACS Government Health Care Solutions